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                                                                   Exhibit 99.1



VERTEX COMMUNICATIONS CORPORATION ANNOUNCES RESTRUCTURING

2 July, 1999, Kilgore, Texas - Vertex Communications Corporation (NYSE VTX), reported today that its Board of Directors has approved a restructuring plan involving a write-down of slow-moving/obsolete antenna component inventories and other non-performing assets and certain inventories related to the Company's networking systems product line. Chairman of the Board and CEO Rex Vardeman said, "As a result of the continued deterioration of various foreign economies and the rapid evolution of networking technology, we are abandoning ongoing efforts to market certain antenna components and networking products and subsystems which are mainly used in international wireless transmission telecommunications applications."

The Company will record a special charge of approximately $9.5 million in its fiscal third quarter ended July 2, 1999. The charge is comprised of $4.8 million for goodwill, $2.5 million for inventory and non-performing assets related to the networking systems product line, and $2.2 million of slow-moving/obsolete antenna components and other charges.

Vardeman added: "Vertex continues to experience difficulty in achieving this fiscal year's targets for revenue and earnings. We expect a continued deterioration of orders and earnings in the second half of the year due primarily to the worldwide monetary problems in the foreign economies which make up the bulk of our market.

"We have expended a considerable amount of effort over the recent past attempting to transform a difficult international market situation into product sales. What was once a lucrative and very promising marketplace has fallen victim to world economies and ever-improving technology.

"With the inventory writedown and the discontinued product line behind us, we are more focused on continuing what has been for 15 years an excellent record of achievement and admirable growth. This positive action will improve productivity and frees up several of our key employees to pursue opportunities that are more strategically aligned with the Company's core business."

Except for the historical information contained herein, the matters discussed in this press release are forward-looking and, therefore, inherently involve risks and uncertainties including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Vertex Communications Corporation is a leader in the design and manufacture of satellite communications earth station products for worldwide commercial and government use, offering full service from engineering and design to standard products, turnkey installations and site service and maintenance around the world.